Exhibit 5.6

CONSENT OF PATRICIA GONZALEZ
CONSENT OF AUTHOR / EXPERT

I hereby consent to:

1.	the use of my name, Patricia Gonzalez, and reference to my name, the technical report entitled “Fortuna Silver Mines Inc.: Caylloma Mine, Caylloma District, Peru” dated effective December 31, 2023 (the “Caylloma Report”) evaluating the Caylloma Mine of Fortuna Mining Corp. (the “Company”), and the information contained in the Caylloma Report described or incorporated by reference in the Company’s Registration Statement on Form F-10 filed with the United States Securities and Exchange Commission; and

2.	the use of my name, Patricia Gonzalez, and reference to my name and the Caylloma Report under the headings “Interest of Experts” and “Technical Information and Third-Party Information” in the Company’s short form base shelf prospectus dated August 29, 2025.

Dated: August 29, 2025

/s/ Patricia Gonzalez
Patricia Gonzalez, MMSA (QP)